Exhibit 99.2

Paul D. Vinton to Retire as SWS Group Executive Vice President

DALLAS – November 22, 2011 – SWS Group, Inc. (NYSE: SWS) (the “Company”) today announced that Paul D. Vinton, Executive Vice President of SWS Group, is retiring effective December 31, 2011.

“Over the course of his 40-year career, Paul has compiled an impressive list of accomplishments and contributions to our industry,” said James H. Ross, President and Chief Executive Officer of SWS Group, Inc. “On behalf of the Board and entire management team, I would like to thank Paul for his strong leadership, passion and dedication to SWS Group. Paul has been a valuable member of our team for over 16 years, and we wish him all the best in his retirement.”

Mr. Vinton, 62, joined SWS Group in 1995 and has served as Senior Vice President and Executive Vice President of the Company’s principal broker-dealer subsidiary, Southwest Securities, Inc., and Executive Vice President of SWS Group since 1998. In addition to risk management, Mr. Vinton’s responsibilities with SWS include the oversight of Southwest Securities’ clearing services, agency trading, portfolio trading and securities lending businesses.

Mr. Vinton’s duties will be assumed by several current members of SWS Group’s senior management team. In addition, as previously announced, the Company is currently conducting a search for a Chief Risk Officer, who will assume Mr. Vinton’s risk management responsibilities and oversee enterprise risk management planning.

Prior to joining SWS Group, Mr. Vinton held management positions with several financial services firms, including Chief Financial Officer of BancOne Securities and President of DFW Clearing. He has been active in numerous industry organizations and committees, including the Depository Trust & Clearing Corporation’s settlement advisory board, the Texas Stock and Bond Association, and state regulation and legislation activities for the Securities Industry and Financial Markets Association.

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Paul Vinton to retire as SWS EVP / 2

About SWS Group

SWS Group, Inc. is a Dallas-based company offering a broad range of investment and financial services through its subsidiaries. The Company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., a national clearing firm, registered investment adviser and registered broker-dealer; SWS Financial Services, Inc., a registered investment adviser and a registered broker-dealer serving independent securities brokers and their clients; and Southwest Securities, FSB, one of the largest banks headquartered in the Dallas-Fort Worth metropolitan area.

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Contact:	Ben Brooks, Corporate Communications, SWS Group, Inc.
(214) 859-6351, bdbrooks@swst.com